Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc Goldfarb – Senior Vice President and General Counsel	Cara O’Brien/Melissa Myron - General Information
201-337-9000	212-850-5600

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. PROVIDES BUSINESS UPDATE
~ Consolidated Net Sales Up 6% in Second Quarter and 8% Year-to-Date ~
~ Company Posts Top-Line Gains in Both Divisions ~

Oakland, N.J. — July 13, 2006 — Russ Berrie and Company, Inc. (NYSE: RUS) today provided a preliminary update on its sales results for the second quarter and first half of fiscal 2006.

The Company currently expects to report consolidated net sales for the second quarter of approximately $65.6 million compared to $62.0 million last year, an increase of 6%. This sales increase reflects year-over-year growth in both the infant and juvenile segment, which is expected to report a 10% sales increase, and the gift segment, which is expected to report a 1% sales increase.

Consolidated net sales for the first half of the year are expected to be approximately $143.0 million, an increase of 8% over the prior year period, with the gift segment up 4% and the infant and juvenile business up 12%.

“Our infant and juvenile business continues to post excellent results, and we are pleased to have concluded our second consecutive quarter of year-over-year sales growth in our gift segment,” commented Mr. Andy Gatto, President and Chief Executive Officer. “This is a significant accomplishment, considering that we reduced our worldwide sales force in the gift segment by over 30% in the past year, and reflects the very positive reception to our 2006 product line and increased sales productivity. Although our gross profit margins in the gift business continue to be challenged as a result of competitive pressures and industry dynamics, our restructuring initiatives continue to gain traction and generate tangible results.”

Mr. Gatto concluded, “While there is still much work to be done in the gift segment, we are very pleased with our progress thus far. Our entire team continues to work diligently to find ways to drive sales, increase our productivity and grow our bottom line.”

The Company currently plans to report full second quarter results during the second week of August.

Russ Berrie and Company, Inc., a leader in the infant and juvenile and gift industries, and its wholly-owned subsidiaries, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide. Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.  Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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